AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 20, 1998, is between Scotia Pacific Holding Company, a Delaware corporation (the "Non-Surviving Corporation"), and Scotia Pacific Company LLC, a Delaware limited liability company ("Scotia Pacific"), (the Non-Surviving Corporation and Scotia Pacific being collectively referred to herein as the "Constituent Entities").

                           PRELIMINARY STATEMENT

     1. The Board of Directors of the Non-Surviving Corporation desires for such corporation to merge with and into Scotia Pacific (the "Merger"), believes the Merger to be desirable and in the best interests of the stockholder of the Non-Surviving Corporation and has approved this Agreement and the Merger.

     2. The Board of Managers of Scotia Pacific also believes that the Merger is desirable and in the best interests of its member and has also approved this Agreement and the Merger.

     3. The terms, conditions and manner of consummating the Merger are set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

                                 ARTICLE I

                         THE MERGER AND ITS EFFECTS

     1.1 Merger Effective Time. Subject to the provisions of this Agreement, the Constituent Entities shall duly prepare and execute a certificate of merger setting forth the information required by, and otherwise in compliance with, the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "Act"), as appropriate, for filing pursuant to the Merger, and thereafter shall have such certificate delivered for filing with the office of the Secretary of State of the state of Delaware, on July 20, 1998 (the "Closing Date"). Scotia Pacific has previously prepared an offering memorandum relating to the offering of three classes of timber collateralized notes (the "Offering Memorandum"). The Merger shall become effective for all purposes as of July 20, 1998, contemporaneously with the consummation of the other transactions contemplated by the Offering Memorandum (the "Merger Effective Time").

     1.2 Effect of the Merger. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any person, the following shall occur:

          (a) The Non-Surviving Corporation shall be merged with and into Scotia Pacific, the separate existence of the Non-Surviving Corporation shall cease, and Scotia Pacific shall be the surviving entity, shall continue to exist, and shall be governed by the laws of the state of Delaware.

          (b) Scotia Pacific shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each Constituent Entity; and all and singular, the rights, privileges, power and franchises of each Constituent Entity, and all property, real, personal and mixed, and all debts due to either Constituent Entity on whatever account, as well as for all other things in action or belonging to each Constituent Entity, shall be vested in Scotia Pacific; and all property, real or personal, tangible or intangible, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of Scotia Pacific as they were of the respective Constituent Entity, and the title to any real estate vested by deed or otherwise in either Constituent Entity shall not revert or be in any way impaired by reason of the merger; but all rights of creditors and all liens upon any property of either Constituent Entity shall be preserved unimpaired, and all debts, liabilities, and duties of the respective Constituent Entity shall thenceforth attach to Scotia Pacific and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; and any action or proceeding whether civil, criminal or administrative, pending by or against either Constituent Entity shall be prosecuted as if the Merger had not taken place, or Scotia Pacific may be substituted in such action or proceeding. Neither the rights of creditors nor any liens upon the property of either Constituent Entity shall be impaired by such Merger.

          (c) The Agreement of Limited Liability Company of Scotia Pacific attached hereto as Exhibit A shall become the limited liability company agreement of Scotia Pacific upon the occurrence of the Merger Effective Time (the "New Operating Agreement"). The New Operating Agreement shall supersede and replace the Agreement of Limited Liability Company of Scotia Pacific dated June 10, 1998.

          (d) The managers and officers of Scotia Pacific immediately prior to the Merger Effective Time shall remain the managers and officers of Scotia Pacific.

          (e) At the Merger Effective Time, each share of capital stock of the Non-Surviving Corporation issued and outstanding immediately prior to the Merger Effective Time shall be canceled and retired and shall cease to exist, and each interest in Scotia Pacific issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding.

          (f) From and after the Merger Effective Time, the Merger shall have all the other effects provided by applicable law.

                                 ARTICLE II

                       REPRESENTATIONS AND WARRANTIES
                        OF THE CONSTITUENT ENTITIES

     Each of the Constituent Entities hereby represents and warrants to the other the following:

     2.1 Formation; Qualification. It is an entity duly organized under the state of Delaware and is validly existing and in good standing under the laws of such state and has all requisite power and authority to own, operate or lease its properties and to carry on its business as now being conducted.

     2.2 Capitalization. All outstanding shares of capital stock or membership interests of the Constituent Entities are duly authorized, validly issued, fully paid and nonassessable. There are no material outstanding subscriptions, options or other arrangements or commitments obligating the Constituent Entities to issue any additional shares of capital stock or membership interests.

     2.3 No Conflicts. Assuming this Agreement is approved by the requisite vote of its stockholder or member as of the Closing Date and all other conditions precedent to the Merger have been fulfilled, consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Agreement will not materially conflict with, result in a material breach of, require notice under or constitute a material default under any judgment, order, injunction, decree or ruling of any court or governmental authority or under any material agreement, indenture or instrument to which it is a party.

     2.4 Authority and Authorization. It has all requisite power and authority to enter into and perform the provisions of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on its part, and when executed and delivered will constitute legal, valid and binding obligations of each Constituent Entity, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and of general principles of equity.

                                ARTICLE III

                    CONDITIONS PRECEDENT TO EACH PARTY'S
                      OBLIGATIONS TO EFFECT THE MERGER

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver) at or prior to the Merger Effective Time of the following conditions:

          (a) The approval and adoption of the Agreement by the sole stockholder of the Non-Surviving Corporation and the sole member of Scotia Pacific.

          (b) The absence of any order or injunction of any court or governmental authority of competent jurisdiction preventing consummation of the transactions contemplated hereby.

          (c) Each party to this Agreement shall have performed in all material respects their respective agreements contained in this Agreement required to be performed at or prior to the Merger Effective Time.



                                 ARTICLE IV

                           ADDITIONAL AGREEMENTS

     4.1 Other Actions. As soon as reasonably practicable after the execution of this Agreement, each of the Constituent Entities agrees to take all action necessary to duly call, give notice of, convene and hold meetings or obtain the requisite written consents of its stockholder or member, as applicable, to consider and vote upon approval of the Merger and the transactions contemplated hereby and to use all reasonable efforts to take all other action necessary or advisable to secure any vote or consent of such stockholder or member required by their respective organizational documents, this Agreement or applicable law to effect the Merger.

     4.2 Additional Agreements. Subject to the terms and conditions provided herein, each of the parties hereto shall use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

                                 ARTICLE V

                                TERMINATION

     5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Merger Effective Time by written agreement of the parties hereto.

     5.2 Effect of Termination. If this Agreement is terminated as provided, there shall be no liabilities or obligations hereunder on the part of the parties hereto.

                                 ARTICLE VI

                               MISCELLANEOUS

     6.1 Further Cooperation. At, and from time to time, at the request of another party hereto but without further consideration, each party hereto will take all such actions and deliver all such documents as shall be reasonably necessary or appropriate to carry out the terms and provisions of this Agreement.

     6.2 Expenses. Whether or not the Merger is effected, all costs and expenses, including but not limited to broker, legal and accounting fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of the party incurring such fees and expenses.

     6.3 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of the Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     6.4 Income Tax Treatment. For federal income tax purposes, it is intended that the Merger be treated as a tax-free liquidation of the Non- Surviving Corporation into its sole stockholder, The Pacific Lumber Company, pursuant to section 332 of the Internal Revenue Code of 1986, as amended.

     6.5 Entirety and Amendments. This instrument embodies the entire agreement between the parties, and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof and may be amended only by an instrument in writing executed by the party to be bound thereby, and supplemented only by documents delivered in accordance with the express terms hereof.

     6.6 Headings. The headings, captions and arrangements used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement or affect the meaning hereof.

     6.7 Governing Law. The terms and conditions of this agreement shall be governed by and construed in accordance with the laws of the state of Delaware.

     6.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

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     IN WITNESS WHEREOF, this Agreement and Plan of Merger between Scotia
Pacific Holding Company and Scotia Pacific Company LLC has been duly executed and delivered on the date first above written.

                                        NON-SURVIVING CORPORATION:

                                        SCOTIA PACIFIC HOLDING COMPANY


                                        By:  /s/ John T. La Duc
                                        Name:   John T. La Duc
                                        Title:  Vice President


                                        SCOTIA PACIFIC:

                                        SCOTIA PACIFIC COMPANY LLC


                                        By:  /s/ Paul N. Schwartz
                                        Name:  Paul N. Schwartz
                                        Title:  Vice President